Exhibit 99.1

True North Finance Corporation
Quarterly Financial Statements
For The Six Months Ended June 30, 2009
(Unaudited)

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
TABLE OF CONTENTS

Financial Statements

Balance Sheets	3

Statement of Operations	4

Statement of Stockholders’ Equity	5

Statement of Cash Flows	6

Notes to Financial Statements	7-18

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
PART I – FINANCIAL INFORMATION
BALANCE SHEETS
(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$413,526	$—
Interest receivable	472,273	—
Other current assets	64,459	—
		—

Total current assets	950,258	—

Property and equipment	54,061	—
Investment in notes receivable	9,013,000	—
Real estate held for sale	104,874,997	—
Other assets	553,184	—

Total assets	$115,445,500	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,043,062	—
Current portion of notes payable	2,780,000	—
Other current payables	156,419	—

Total current liabilities	4,979,481	—

LONG TERM LIABILITIES
Notes payable	67,317,301	—
Deferred income taxes	4,858,848

Total liabilities	77,155,630	—

STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 stated value, 50,000 shares authorized; 37,320 shares issued and outstanding	13,140,673	—
Common stock (Series A), $.01 par value, 1,000,000 shares authorized; 1,000,000 shares issued and outstanding	10,000	10,000
Common stock (Series B), $.01 par value, 150,000,000 shares authorized; 67,354,092 and 36,331,993 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	382,275	363,320
Additional paid-in capital	16,149,715	—
Accumulated (deficit)	(373,320)	(373,320)

Total True North Finance Corporation stockholders’ equity	29,309,343	—
Noncontrolling interests	8,980,527

Total stockholders’ equity	38,289,870	—

Total liabilities and stockholders’ equity	$115,445,500	$—

The accompanying notes are an integral part of these financial statements

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three	For the Three	For the Six Months
	Months Ended	Months Ended	Ended June 30,	For the Six Months
	June 30, 2009	June 30, 2008	2009	Ended June 30, 2008
INTEREST AND FEE INCOME	$—	$—	$—	$—

OPERATING EXPENSES
Insurance
Payroll
Professional fees
Interest expense
Other

Total operating expenses	—	—	—	—

Operating Loss	$—	$—	$—	$—

OTHER INCOME (EXPENSE)	—	—	—	—

Net Income (Loss)	$—	$—	$—	$—

Basic and diluted loss per common stock	$—	$—	$—	$—

Weighted average basic and diluted shares outstanding	37,503,386	37,331,993	37,503,386	37,331,993

The accompanying notes are an integral part of these financial statements

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Six Months Ended June 30, 2009
and the Year Ended December 31, 2008
(Unaudited)

	Common Stock
				Non-			Total
	Shares	Common	Preferred	controlling	Additional Paid-	Accumulated	Stockholder’s
	(000’s)	Stock	Stock	interests	in-Capital	Deficit	Equity (Deficit)

BALANCES, Jan. 1, 2008	37,332	$373,320	$—	$—	$—	$—	$373,320
Net Loss for the six months ended June 30, 2009				—	—	(373,320)	(373,320)

BALANCES, Dec. 31, 2008	37,332	$373,320	$—	$—	$—	$(373,320)	$—

Common shares issued in Merger June 30, 2009	31,022	18,955			16,149,715	—	16,168,670

Preferred shares issued in Merger June 30, 2009 (40,000 shares)			13,140,673				13,140,673

Non-controlling interest acquired in Merger June 30, 2009				8,980,527			8,980,527

Net Loss for the six months ended June 30, 2009					—	—	—

BALANCES, Jun. 30, 2009	68,354	$392,275	$13,140,673	$8,980,527	$16,149,715	$(373,320)	$38,289,870

The accompanying notes are an integral part of these financial statements

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
STATEMENTS OF CASH FLOW
(Unaudited)

	For the Six Months	For the Six Months
	Ended June 30,	Ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$—	$—
Adjustments to reconcile net loss to cash flows from operating activities		—
Depreciation	—	—
Amortization of debt fees	—	—
Allowance in investment in notes receivable and interest receivable	—	—
Amortization of prepaid expenses	—	—

Changes in operating assets and liabilities	—	—
Change in interest receivable	—	—
Change in prepaid insurance	—	—
Change in prepaids and other current assets	—	—
Change in accounts payable and accrued liabilities	—	—
Change in salaries	—	—
Change in accrued interest	—	—

Net cash flows used in operating activities	$—	$—

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of notes receivable investment	—	—
Purchase of fixed assets	—	—
Cash acquired through Merger transaction	413,526

Net cash flows used in investing activities	$413,526	$—

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for debt placement costs	—	—
Proceeds from Notes - Series A payable	—	—
Principal payments on capital lease obligations	—	—
Common stock issuance	—	—
Deferred issuance costs	—	—
Principal payments on note payable	—	—

Net cash flows from financing activities	$—	$—

Net Change in Cash and Cash Equivalents	413,526	—

Cash and Cash Equivalents - Beginning of Period	—	—

Cash and Cash Equivalents - End of Period	413,526	$—

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Supplemental noncash investing and financing activities:
Assets acquired in Merger	$115,031,974	$—
Less liabilities assumed	(77,155,630)	—

Net assets acquired	$37,876,344	$—

The accompanying notes are an integral part of these financial statements

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies
     Reference to the Company
References to “we”, “us”, “our”, “True North” or the “Company” in these notes to the consolidated financial statements refer to True North Finance Corporation, a Delaware corporation, and its subsidiaries. On June 22, 2009, CS Financing Corporation changed its name to True North Finance Corporation. As discussed below, the financial statements prior to June 30, 2009 are those of CS Fund General Partner, LLC.
     Reverse Acquisition Accounting
CS Fund General Partner, LLC became a wholly owned subsidiary of True North Finance Corporation pursuant to a merger on June 30, 2009. Under the purchase method of accounting in a business combination effected through an exchange of equity interests, the entity that issues the equity interests is generally the acquiring entity. In some business combinations (commonly referred to as reverse acquisitions), however, the acquired entity issues the equity interests. Statement of Financial Accounting Standard (“SFAS”) No. 141R, “Business Combinations” requires consideration of the facts and circumstances surrounding a business combination that generally involve the relative ownership and control of the entity by each of the parties subsequent to the merger. Based on a review of these factors, the June 2009 merger with CS Fund General Partner, LLC (“the Merger”) was accounted for as a reverse acquisition (i.e. True North Finance Corporation was considered as the acquired company and CS Fund General Partner, LLC was considered as the acquiring company). As a result, True North Finance Corporation’s assets and liabilities as of June 30, 2009, the date of the Merger closing, have been incorporated into CS Fund General Partner, LLC’s balance sheet based on the fair values of the net assets acquired, which equaled the consideration paid for the acquisition. SFAS No. 141R also requires an allocation of the acquisition consideration to individual assets and liabilities including tangible assets, and financial assets. Further, the Company’s operating results (post Merger) include CS Fund General Partner, LLC’s operating results prior to the date of closing and the results of the combined entity following the closing of the Merger. Although CS Fund General Partner, LLC was considered the acquiring entity for accounting purposes, the Merger was structured so that CS Fund General Partner, LLC became a wholly owned subsidiary of True North Finance Corporation.
Also on June 30, 2009 issued 40,000 shares of preferred stock to Capital Solutions Monthly Income Fund, LP. . 37,320 shares of preferred stock was simultaneously distributed to certain limited partners in complete liquidation of their capital accounts. Other limited partners indicated an interest in converting their limited partner interests to Series 1 Notes. Accordingly, they did not receive preferred stock and remained as limited partners on June 30, 2009. They are reflected on the balance sheet as non-controlling interests. In July, their limited partnership interests were liquidated in exchange for Series 1 Notes. After the acquisition of the limited partner interests, True North Finance Corporation owns 100% of total limited partner’s interest in the partnership. As a result of these transactions, the Company obtained control of Capital Solutions Monthly Income Fund, L.P and True North Finance Corporation.
CS Fund General Partner, LLC is the general partner of Capital Solutions Monthly Income Fund. The investment in Capital Solutions Monthly Income Fund, LP is reflected on the balance sheet as “Non-controlling interest of $8,980,527”.
     Nature of Operations
The Company was incorporated in Delaware on August 19, 2005. The Company primarily finances real estate and other transactions from proceeds of the Company’s offering of Five Year Notes-Series A (the “Notes Offering”).

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
CS Fund General Partner, LLC, a Delaware Limited Liability Company, was formed on November 24, 2004. CS Fund General Partner, LLC was the general partner of Capital Solutions Monthly Income Fund.
Capital Solutions Monthly Income Fund, L.P. (the Partnership), a Delaware limited partnership, was formed on November 4, 2004. The Partnership was originally formed to achieve advantageous rates of return through purchasing secured, but subordinated, notes relating to the financing for residential and commercial real estate development, construction and investment property. In June of 2008, the Partnership foreclosed on assets secured by the outstanding notes. The Partnership continues to own real estate for the purpose of investment and development.

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies (cont.)
     Consolidated Financial Statements
In the consolidated financial statements and the notes thereto, all references to historical information, balances and results of operations are related to CS Fund General Partner LLC as the predecessor company pursuant to reverse acquisition accounting rules. Although pre-merger True North Finance Corporation was an operating company since 2006, under reverse acquisition accounting rules, the merged Company’s consolidated financial statements reflect our results as an operating company since January 1, 2008. Accordingly, the Company’s operating results (post-Merger) include the operating results of CS Fund General Partner LLC prior to the date of the Merger and the results of the combined entity following the closing of the Merger.
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain amounts previously reported have been reclassified to conform to the current year presentation.
     Condensed Financial Statements
The accompanying condensed unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports. This quarterly report should be read in conjunction with the financial statements included in the Company’s report on Form 10-K filed on March 31, 2009 with the U.S. Securities and Exchange Commission for the year ended December 31, 2008 and Form 8-K filed on July 7, 2009.
     Management Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents
Cash and cash equivalents include interest-bearing and non-interest-bearing bank deposits, money market accounts, short-term certificates of deposit with original maturities of three months or less, and short-term instruments with a liquidation provision of one month or less.
     Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three to seven years. Amortization on capital leases is over the lesser of the estimated useful life or the term of the lease. Expenditures for repairs and maintenance are charged to operations as incurred. We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies (cont.)
     Revenue Recognition
Interest is recognized as revenue when earned according to the terms of the loans, using the effective interest method. We do not accrue interest income on loans once they are determined to be non-performing. A loan is considered non-performing: (1) when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement; or (2) when the payment of interest is 90 days past due.
Cash receipts will be allocated to interest income, except when such payments are specifically designated by the terms of the loan as principal reduction or when management does not believe our investment in the loan is fully recoverable.
     Investments in Real Estate Loans
We may from time to time acquire or sell investments in real estate loans from or to our manager or other related parties pursuant to the terms of our Management Agreement without a premium. The primary purpose is to either free up capital to provide liquidity for various reasons, such as loan diversification, or place excess capital in investments to maximize the use of our capital. Selling or buying loans allows us to diversify our loan portfolio within these parameters. Due to the short-term nature of the loans we make and the similarity of interest rates in loans we normally would invest in, the fair value of a loan typically approximates its carrying value. Accordingly, discounts or premiums typically do not apply upon sales of loans and therefore, generally no gain or loss is recorded on these transactions, regardless of whether to a related or unrelated party.
Investments in real estate loans are generally secured by deeds of trust or mortgages. Generally, our real estate loans require interest only payments with a balloon payment of the principal at maturity. We have also made loans that defer interest and principal until maturity. We have both the intent and ability to hold real estate loans until maturity and therefore, real estate loans are classified and accounted for as held for investment and are carried at amortized cost. Loans sold to or purchased from affiliates are accounted for at the principal balance and no gain or loss is recognized by us or any affiliate.
Loan-to-value ratios are initially based on appraisals obtained at the time of loan origination and are updated, when new appraisals are received, to reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and may be commissioned by the borrower.
     Allowance for Loan Losses
We maintain an allowance for loan losses on our investments in real estate loans for estimated credit impairment. Management’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors, which may indicate estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Generally, subsequent recoveries of amounts previously charged off are added back to the allowance and included as income.
Estimating allowances for loan losses requires significant judgment about the underlying collateral, including liquidation value, condition of the collateral, competency and cooperation of the related borrower and specific legal issues that affect loan collections or taking possession of the property.
Additional facts and circumstances may be discovered as we continue our efforts in the collection and foreclosure processes. This additional information often causes management to reassess its estimates. Circumstances that may cause significant changes in our estimated allowance include, but are not limited to:

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies (cont.)
•	Changes in the level and trends relating to non-performing receivables including past due interest payments and past due principal payments;

•	Declines in real estate market conditions, which can cause a decrease in expected market value;

•	Discovery of undisclosed lines (including but not limited to, community improvement bonds, easements and delinquent property taxes);

•	Lack of progress on real estate developments after we advance funds. We will customarily monitor progress of real estate developments and approve loan advances. After further inspection of the related property, progress on construction occasionally does not substantiate an increase in value to support the related loan advances;

•	Unanticipated legal or business issues that may arise subsequent to loan origination or loan advances or upon the sale of foreclosed property; and

•	Appraisals, which are only opinions of value at the time of the appraisal, may not accurately reflect the current value of the property.
The Company considers a loan to be impaired when based on current information and events, it is probable that Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest or principal is 90 days past due.
     Fair Value Disclosures
On January 1, 2008, we adopted FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure certain financial assets and liabilities at fair value (the “fair value option”). If the fair value option is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred, e.g. debt issue costs. The fair value election is irrevocable and may generally be made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings.
We chose not to elect the fair value option for our financial assets and liabilities existing on January 1, 2008, and did not elect the fair value option for financial assets and liabilities transacted during the six months ended June 30, 2009. Therefore, the adoption of FAS 159 had no impact on our consolidated financial statements.
On January 1, 2008, we also adopted FAS No. 157, Fair Value Measurements (“FAS 157”), as required for financial assets and liabilities, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-2, a one-year deferral of FAS 157’s fair value measurement requirements for non-financial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. The adoption of FAS 157 for our financial assets and liabilities did not have a material impact on our consolidated financial statements. We do not expect the adoption of FAS 157 as it pertains to non-financial assets and liabilities to have a material impact on our consolidated financial statements.
Under FAS 157, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. “the exit price”) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. FAS 157 also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies (cont.)
observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:
•	Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement, which utilize the Company’s estimates and assumptions.
If the volume and level of activity for an asset or liability have significantly decreased, we will evaluate our fair value estimate in accordance with FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 became effective for interim and annual reporting periods ending after June 15, 2009. In addition, since we are a publicly traded company, we are required, by FSP FAS 107-1 and ABP 28-1, “Interim Disclosure about Fair Value of Financial Instruments” (“FSP FAS 107-1 and ABP 28-1”), to make our fair value disclosures for interim reporting periods.
     Stock Based Compensation
The Company applies SFAS No. 123(R) “Accounting for Stock-Based Compensation” for all compensation related to stock, options, or warrants. SFAS No. 123(R) requires the recognition of compensation cost using a fair value based method whereby compensation is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.
     Real Estate Held for Sale
Real estate held for sale includes real estate acquired through purchases and foreclosure and will be carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell, with fair value based upon appraisals and knowledge of local market conditions. The carrying values of real estate held for sale are assessed on a regular basis from updated appraisals, comparable sales values or purchase offers.
Management classifies real estate held for sale when the following criteria are met:
•	Management commits to a plan to sell the properties;

•	The property is available for immediate sale in its present condition subject only to the terms that are usual and customary;

•	An active program to locate a buyer and other actions required to complete a sale have been initiated;

•	The sale of the property is probable;

•	The property is being actively marketed for sale at a reasonable price;

•	Withdrawal or significant modification of the sale is not likely.
Our investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies (cont.)
     Classification of Operating Results from Real Estate Held for Sale
FAS 144 generally requires operating results from long lived assets held for sale to be classified as discontinued operations as a separately stated component of net income. Our operations related to real estate held for sale are separately identified in the accompanying consolidated statements of income.
     Income Taxes
The Company accounts for its income taxes in accordance with the Financial Accounting Standards Board Statement (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
The Company accounts for uncertainty in tax positions in accordance with FASB Interpretation 48 (“FIN 48”). FIN 48 requires the recognition of a tax position when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position.
     Earnings Per Share
Basic earnings per common shares (“EPS”) is calculated by dividing net income available to common stockholders by the weighted average number of shares outstanding during the period. For periods prior to the Merger, to determine the weighted average number of shares outstanding, the number of True North Finance Corporation common shares issued for outstanding CS Fund General Partner, LLC member shares was equated to member shares issued and outstanding during prior periods.
     Recent accounting policies
In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company has adopted SFAS 141 (revised 2007).
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has adopted SFAS 160.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133.” This statement is intended to enhance the current disclosure framework in SFAS No. 133. Under SFAS No. 161, entities will have to provide disclosures about (a) how and why and entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c), how derivative instruments and related hedged items effect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for all financial statements issued for fiscal and interim periods beginning after November 15,

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 1 – Nature of Operations and Summary of Significant Accounting Policies (cont.)
2008. Since the Company does not currently have any derivative instruments, nor does it engage in hedging activities, the Company has adopted SFAS No. 161.
In May 2008, FASB issued Financial Accounting Statement (“SFAS”) No. 162, “The Hierarchy of Generally Accepted Accounting Principles (“GAAP”). The GAAP hierarchy is currently set forth in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards No. 69, the Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. Auditing Standards No. 69 is (1) directed to the auditor, (2) is complex, and (3) ranks FASB Statements of Financial Accounting Concepts, which are subject to the same level of due process as the FASB Statements of Financial Accounting Statements, below industry practices that are widely recognized as generally accepted but that are not subject to due process. The Board believes the GAAP hierarchy should reside in the accounting literature established by the FASB and instead of being directed to the auditor, should be directed to entities since they are responsible for selecting accounting principles for financial statements that are presented in accordance with GAAP. This statement is to become effective 60 days following the Security and Exchange Commission’s (“SEC”) approval of the Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company does not expect any significant financial impact upon adoption of SFAS No. 162.
In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly: (“FSP FAS 157-4”) to address changes in estimating fair value when the volume and level of activity for an asset or liability have significantly decreased. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. We have concluded that FSP 157-4 will not have an impact on our financial statements upon adoption.
In April 2009, the FASB issued FSP FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and 124-2”). This FSP amend the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. We have concluded that FSP 115-2 and 124-2 will not have an impact on our financial statements upon adoption.
In April 2009, the FASB issued FSP FAS 107-1 and ABP 28-1, “Interim Disclosure about Fair Value of Financial Instruments” (FSP FAS 107-1 and ABP 28-1”). This FSP amends FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” to require disclosures about fiar value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, “Interim Financial Reporting,” to require those disclosures in summarized financial information at interim reporting periods. This FSP is effective for interim and annual reporting periods ending after June 15, 2009. We have concluded that FSP FAS 107-1 and ABP 28-1 will not have an impact on our financial statements upon adoption.
In June of 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162.” SFAS No. 168 establishes the FASB Accounting Standards Codification as the single source of authoritative nongovernmental U.S. generally accepted accounting principles. SFAS No. 168 is effective for interim and annual periods ending after September 15, 2009. The adoption of this standard will not have a material impact on our financial statements.

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 2 – Business Combination
In June of 2009 a definitive merger agreement was entered into by True North Finance Corporation and CS Fund General Partner, LLC. The merger was completed on June 30, 2009. Pursuant to the terms of the Merger, the equity holder of CS Fund General Partner, LLC (Transactional Finance, LLC) acquired 37,331,993 shares of common stock constituting 70% of voting control of True North Finance Corporation. CS Fund General Partner, LLC is the general partner of Capital Solutions Monthly Income Fund, L.P. Also on June 30, 2009 True North Finance Corporation issued 40,000 shares of Preferred stock to Capital Solutions Monthly Income Fund, L.P. in exchange for limited partner interest. 37,320 shares of preferred stock was simultaneously distributed to the limited partners in complete liquidation of their capital accounts.
Certain limited partners indicated an interest in converting their limited partner interests to Series 1 Notes. Accordingly, they did not receive preferred stock and remained as limited partners on June 30, 2009. They are reflected on the balance sheet as non-controlling interests. In July, their limited partnership interests were liquidated in exchange for Series 1 Notes. After the acquisition of the limited partner interests, True North Finance Corporation owns 100% of total limited partner’s interest in the partnership. As a result of these transactions, the Company obtained control of Capital Solutions Monthly Income Fund, L.P and True North Finance Corporation.
As a result of accounting for the Merger as a reverse acquisition, True North Finance Corporation’s assets and liabilities and Capital Solutions Monthly Income Fund, L.P.’s assets and liabilities as of June 30, 2009, the closing date of the Merger, have been incorporated into CS Fund General Partner, LLC’s balance sheet based on the fair values of the net assets acquired, which equaled the consideration paid for the acquisition. SFAS No 141R requires an allocation of the acquisition consideration to the individual assets and liabilities. Further, the Company’s operating results (post-Merger) include CS Fund General Partner, LLC operating results prior to the date of the closing and the results of the combined entity following the closing of the Merger. Although CS Fund General Partner, LLC was considered the acquiring entity for accounting purposes, the Merger was structured so that CS Fund General Partner, LLC became a wholly owned subsidiary of True North Finance Corporation.
Assets and liabilities acquired in the Merger are summarized as follows:
•	True North Finance Corporation
•	Notes receivable - $2,068,485 and accrued interest of $349,273 in connection with loans issued in 2008 and 2009 secured by real estate located in California near San Francisco.

•	Real estate located in Maricopa County, AZ (79 acres) valued at $22,500,000. This property is subject to a mortgage of $7,000,000 which matures on August 1, 2012 and bears an interest rate of 10%.

•	Real estate located in Lloyd Harbor, NY (16 acres) valued at $16,750,000. This property is subject to a mortgage of $4,000,000 which matures on June 16, 2013 and bears an interest rate of 10%.

•	Five Year Notes-Series A (“Notes”) issued pursuant to a registration statement on Form S-1 (the “Registration Statement”). The Notes issued bear interest at a fixed rate (calculated based upon a 360-day year) of ten percent (10%). Interest is payable monthly with the first interest payment commencing thirty (30) days from issuance. Total Notes liability acquired was $9,930,000.
•	Capital Solutions Monthly Income Fund, L.P.
•	Cash of approximately $400,000.

•	Various real estate investments located in the Midwestern United states valued at $7,926,000.

•	Various real estate investments located in the Florida valued at $56,939,107. The real estate acquired is subject to senior debt of $21,687,766.

•	Investment in notes receivable equal to $6,944,514 (unsecured).

•	Deposits in escrow and other receivables of $759,890.

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 2 – Business Combination (cont.)
The following table summarizes the acquisition purchase price and the tentative allocation to the assets acquired and liabilities assumed in connection with the acquisitions:

	True North	Capital Solutions
	Financing	Monthly Income
	Corporation	Fund, LP	Total
Current assets
Cash and cash equivalents	$3,516	$410,010	$413,526
Accounts receivable	—	15,307	15,307
Inventories	—	22,418	22,418
Accrued interest receivables	349,273	123,000	472,273
Other current assets	26,734	—	26,734

Total current assets	$379,523	$570,735	$950,258

Other assets
Property plant and equipment (net)	26,061	28,000	54,061
Investments in note receivable	2,068,486	6,944,514	9,013,000
Investments in real estate	39,250,000	65,624,997	104,874,997
Other assets	553,184	—	553,184

Total other assets	$41,897,731	$72,597,511	$114,495,242

Total assets acquired	$42,277,254	$73,168,246	$115,445,500

Current liabilites	419,282	1,780,199	2,199,481
Long term liabilities	25,790,323	49,165,826	74,956,149

Total liabilities assumed	$26,209,605	$50,946,025	$77,155,630

Total (assets in excess of liabilities)			$38,289,870

A reconciliation of consideration paid to the allocation of the purchase price to specific assets and liabilities is as follows:

Fair value of outstanding preferred stock issued	$13,140,673
Fair value of outstanding common stock issued	16,168,670
Non-controlling interests	8,980,527

$38,289,870

The following represents the unaudited proforma combined results of operations of the Merger as if the Merger had occurred as of January 1, 2008:

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
Unaudited proforma information:	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenue	124,175	1,659,919	299,463	959,376
Net income (loss)	(1,940,523)	(1,392,331)	(4,751,898)	(4,893,342)
Basic and diluted earnings per share	(0.05)	(0.01)	(0.10)	(0.06)
Weighted average basic and diluted shares outstanding	37,331,993	37,331,993	37,331,993	37,331,993

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 3 – Stockholders’ Equity
Preferred Stock
On June 30, 2009 the Board of Directors authorized the issuance of 50,000 shares of preferred stock, stated value $1,000 per share to Capital Solutions Monthly Income Fund, L.P.
Common Stock
In June of 2009 the company increased the authorized shares of common stock (referred to as Series B) from 70,000,000 to 150,000,000 and issued 36,331,993 to Transactional Finance, LLC in connection with the Merger. Total shares issued and outstanding of the Series B common stock is 67,354,092 as of June 30, 2009.
In June of 2009 the authorized and issued 1,000,000 shares of Series A common stock to Transactional Finance, LLC in connection with the Merger. The Series A common stock has a priority voting position. As a result of the issuance of the Series B and Series A common stock in June of 2009, Transactional Finance, LLC has voting control of 70% of the Company. For periods prior to the Merger, to determine the weighted average number of shares outstanding, the number of True North Finance Corporation common shares issued for outstanding CS Fund General Partner, LLC member shares was equated to member shares issued and outstanding during prior periods.
NOTE 4 – Notes Payable
The Company’s notes payable are summarized as follows:

Description	Amount	Matures	Interest Rate
Five Year Notes-Series A issued in 2006, 2007, and 2008 (unsecured) interest paid monthlly	9,930,000	2011-2013	10%

Series 1 Four Year Notes issued in 2009 (unsecured) interest paid monthly	27,478,060	2013	10%

Note Payable issued in 2009 secured by Arizona real estate, interest paid monthly	7,000,000	2013	10%

Note Payable issued in 2009 secured by New York real estate, interest paid monthly	4,000,000	2012	10%

Senior Debt secured by real estate foreclosed in 2008, interest paid monthly or quarterly	21,687,766	2011-2013	8% - 13%

Other Notes Payable	1,475	2	15%

Total Notes Payable	70,097,301

TRUE NORTH FINANCE CORPORATION
(Formerly CS Financing Corporation)
NOTE 5 – Subsequent Events
Events Subsequent to June 30, 2009
In accordance with SFAS No. 165 during the Company has evaluated subsequent events through the date the accompanying financial statements were issued, which was August 14, 2009.
In August, 2009, the Company signed a four-year employment agreement with Christopher E. Clouser to, among other things, assist the Company in its capital campaign, recruit key personnel and lead other marketing and strategic endeavors.
The Company also hired Bradley J. Yerhot as Director of Real Estate to assist the Fund’s General Partner in managing the Company’s real estate portfolio.
In July, 2009, certain limited partners of Capital Solutions Monthly Income Fund, LP holding a limited partner interest in the total amount of $8,980,527 converted their limited partnership interest to Series 1 Preferred Notes. Presently, True North Finance Corporation owns 100% of the limited partnership interest of Capital Solutions Monthly Income Fund, LP.